SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – November 12, 2009

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

(Exact Name of Registrant as Specified in Charter)

DELAWARE	0-24341	54-1865271
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Bala Plaza, Suite 300 Bala Cynwyd, Pennsylvania	19004
(Address of Principal Executive Offices)	(Zip Code)

(610) 660-7817

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On November 12, 2009, Central European Distribution Corporation (the “Company”) filed a Prospectus Supplement pursuant to Rule 424(b)(3) (Registration No. 333-149487) with the Securities and Exchange Commission (the “SEC”) for the public offering of 9,500,000 shares of common stock of the Company (the “Prospectus Supplement”). The Prospectus Supplement contained updates to disclosure contained in certain previously filed information as set forth below.

Unless otherwise indicated or unless the context requires otherwise, the terms “we,” “us” and “our” refer to the Company. Capitalized terms not otherwise defined in this document have the meaning set forth in the Prospectus Supplement.

The following disclosure updates the disclosure contained in “Part I – Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 2, 2009, as amended by Form 10-K Amendment No. 1, filed with the SEC on June 29, 2009; as amended by Form 10-K Amendment No. 2, filed with the SEC on June 30, 2009; as amended by Form 10-K Amendment No. 3, filed with the SEC on July 10, 2009; and as updated by the Company’s Current Report on Form 8-K, filed with the SEC on July 13, 2009 (the “2008 Form 10-K”). The following is taken directly from the Prospectus Supplement.

Risk Factors

Risks Related to Our Business

We operate in highly competitive industries, and competitive pressures could have a material adverse effect on our business.

The alcoholic beverages production and distribution industries in our region are intensely competitive. The principal competitive factors in these industries include product range, pricing, distribution capabilities and responsiveness to consumer preferences, with varying emphasis on these factors depending on the market and the product.

In Poland, we face significant competition from various regional distributors and wholesalers, who compete principally on price. The effect of this competition could adversely affect our results of operations. The majority of alcohol sales in Poland are still made through traditional trade outlets. Other sales are made in hypermarkets and large discount stores.

In Russia, hypermarket and large retail chains continue to grow their share of the trade. Traditional trade outlets typically provide us with higher margins from sales as compared to hypermarkets and large retail chains. There is a risk that the expansion of hypermarkets and large retail chains will continue to occur in the future, thus reducing the margins that we may derive from sales to wholesalers that primarily serve the traditional trade. This potential margin reduction, however, will be partially offset by lower distribution costs due to direct, bulk deliveries associated with sales to the modern trade.

As a manufacturer of vodka in Poland and Russia, we face competition from other local producers. We compete with other alcoholic and nonalcoholic beverages for consumer purchases in general, as well as shelf space in retail stores, restaurant presence and distributor attention. In addition, we compete for customers on the basis of the brand strength of our products relative to our competitors’ products. Our success depends on maintaining the strength of our consumer brands by continuously improving our offerings and appealing to the changing needs and preferences of our customers and consumers. While we devote significant resources to the continuous improvement of our products and marketing strategies, it is possible that competitors may make similar improvements more rapidly or effectively, thereby adversely affecting our sales, margins and profitability.

Our results are linked to economic conditions and shifts in consumer preferences, including a reduction in the consumption of alcoholic beverages.

Our results of operations are affected by the overall economic trends in Poland and Russia, the level of consumer spending, the rate of taxes levied on alcoholic beverages and consumer confidence in future economic conditions. The current negative economic conditions and outlook, including volatility in energy costs, severely diminished liquidity and credit availability, falling equity market values, weakened consumer confidence, falling consumer demand, declining real wages and increased unemployment rates, have contributed to a global recession. The effects of the global recession in many countries, including Poland and Russia, have been quite severe and it is possible that an economic recovery in those countries will take longer to develop.

During the current period of economic slowdown, reduced consumer confidence and spending may result in reduced demand for our products and limitations on our ability to increase prices and finance marketing and promotional activities. Reduced consumer confidence and spending also may result in reduced demand for our products and limitations on our ability to increase prices and finance marketing and promotional activities. A continued recessionary environment would likely make it more difficult to forecast operating results and to make decisions about future investments, and a major shift in consumer preferences or a large reduction in sales of alcoholic beverages could have a material adverse effect on our business, financial condition and results of operations.

Loss of key management would threaten our ability to implement our business strategy.

The management of future growth will require our ability to retain William Carey, our Chairman, Chief Executive Officer and President, as well as certain other key members of management. William Carey, who founded our company, has been a key person in our ability to implement our business plan and grow our business.

Changes in the prices of supplies and raw materials could have a material adverse effect on our business.

Prices for raw materials used for vodka production may take place in the future, and our inability to pass on these increases to our customers could reduce our margins and profits and have a material adverse effect on our business. We recently constructed storage tanks in Poland that will store up to six months’ use of raw spirit, which allows us to purchase raw spirit throughout the year at times when there are dips in raw spirit pricing. However, we cannot assure you that the price of raw spirits will not continue to increase or that we will not lose the ability to maintain our inventory of raw spirits, either of which would have a material adverse effect on our financial condition and results of operations.

We are exposed to exchange rate and interest rate movements that could adversely affect our financial results and comparability of our results between financial periods.

Our functional currencies are the Polish zloty, Russian ruble and Hungarian forint. Our reporting currency, however, is the U.S. dollar, and the translation effects of fluctuations in exchange rates of our functional currencies into U.S. dollars may materially impact our financial condition and net income and may affect the comparability of our results between financial periods.

In addition, our existing senior secured notes and our convertible senior notes are and, if the concurrent offering of Senior Secured Notes is consummated, our Senior Secured Notes (collectively, our “notes”) will be, denominated in euros and U.S. dollars and the proceeds of the note issuances have been on-lent to certain of our operating subsidiaries that have the Polish zloty as their functional currency. Movements in the exchange rate of the euro and U.S. dollar to Polish zloty could therefore increase the amount of cash, in Polish zloty, that must be generated in order to pay principal and interest on our notes.

The impact of translation of our notes could have a material adverse effect on our reported earnings. For example, a 1% change in the euro-Polish zloty exchange rate as compared to the exchange rate applicable on September 30, 2009, would result in an unrealized exchange pre-tax gain or loss of approximately $3.5 million per annum. A 1% change in the U.S. dollar-Polish zloty exchange rate as compared to the exchange rate applicable on September 30, 2009, would result in an unrealized exchange pre-tax gain or loss of approximately $2.9 million per annum.

In 2008, the exchange rate of Russian Rubles to one U.S. dollar ranged from a high of 29.6 to a low of 23.1 and averaged 24.8. For the period from January 1, 2009 to September 30, 2009, the exchange rate has ranged from a high of 36.4 to a low of 29.1 and averaged 32.5.

Foreign exchange rates may be influenced by various factors, including changing supply and demand for a particular currency; government monetary policies (including exchange control programs, restrictions on local exchanges or markets and limitations on foreign investment in a country or on investment by residents of a country in other countries); changes in trade balances; trade restrictions; and currency devaluations and revaluations. Additionally, governments from time to time intervene in currency markets, directly or by regulation, in order to influence prices. These events and actions are unpredictable and could materially and adversely impact our results of operations and financial condition.

Weather conditions may have a material adverse effect on our sales or on the price of grain used to produce spirits.

We operate in an industry where performance is affected by the weather. Changes in weather conditions may result in lower consumption of vodka and other alcoholic beverages. In particular, unusually cold spells in winter or high temperatures in the summer can result in temporary shifts in customer preferences and impact demand for the alcoholic beverages we produce and distribute. Similar weather conditions in the future may have a material adverse effect on our sales which could affect our financial condition and results of operations. In addition, inclement weather may affect the availability of grain used to produce raw spirit, which could result in a rise in raw spirit pricing that could negatively affect margins and sales.

We are subject to extensive government regulation; changes in or violations of law or regulations could materially adversely affect our business and profitability.

Our business of producing, importing and distributing alcoholic beverages in Poland and Hungary is subject to regulation by national and local governmental agencies and European Union authorities. In addition, our business in Russia is subject to extensive regulation by Russian authorities. These regulations and laws address such matters as licensing and permit requirements, competition and anti-trust matters, trade and pricing practices, taxes, distribution methods and relationships, required labeling and packaging, advertising, sales promotion and relations with wholesalers and retailers. In order for us to gain management control of Russian Alcohol, we are required to obtain the necessary antitrust approval from the Federal Antimonopoly Service (or FAS) in Russia, and any other relevant jurisdiction requiring such consent. To that end, we plan to file an application for prior consent with FAS and we plan to contact authorities in other jurisdictions in order to seek the relevant antitrust approval. Additionally, new or revised regulations or requirements or increases in excise taxes, customs duties, income taxes, or sales taxes could materially adversely affect our business, financial condition and results of operations.

In addition, we are subject to numerous environmental and occupational, health and safety laws and regulations in the countries in which we operate. We may incur significant costs to maintain compliance with evolving environmental and occupational, health and safety requirements, to comply with more stringent enforcement of existing applicable requirements or to defend against challenges or investigations, even those without merit. Future legal or regulatory challenges to the industry in which we operate or our business practices and arrangements could give rise to liability and fines, or cause us to change our practices or arrangements, which could have a material adverse effect on us, our revenues and our profitability.

Governmental regulation and supervision as well as future changes in laws, regulations or government policy (or in the interpretation of existing laws or regulations) that affect us, our competitors or our industry generally strongly influence our viability and how we operate our business. Complying with existing regulations is burdensome, and future changes may increase our operational and administrative expenses and limit our revenues. For example, we are currently required to have permits to produce and import products, maintain and operate our warehouses, and distribute our products to wholesalers. Many of these permits, such as our general permit for wholesale trade, must be renewed when they expire. Although we believe that our permits will be renewed upon their expiration, there is no guarantee that such will be the case. Revocation or non-renewal of permits that are material to our business could have a material adverse affect on our business. Our permits could also be revoked prior to their expiration date due to nonpayment of taxes or violation of health requirements. Additionally, governmental regulatory and tax authorities have a high degree of discretion and may at times exercise this discretion in a manner contrary to law or established practice. Such conduct can be more prevalent in jurisdictions with less developed or evolving regulatory systems like Russia. Our business would be materially and adversely affected if there were any adverse changes in relevant laws or regulations or in their interpretation or enforcement. Our ability to introduce new products and services may also be affected if we cannot predict how existing or future laws, regulations or policies would apply to such products or services.

We may not be able to protect our intellectual property rights.

We own and license trademarks (for, among other things, our product names and packaging) and other intellectual property rights that are important to our business and competitive position, and we endeavor to protect them. However, we cannot assure you that the steps we have taken or will take will be sufficient to protect our intellectual property rights or to prevent others from seeking to invalidate our trademarks or block sales of our products as a violation of the trademarks and intellectual property rights of others. In addition, we cannot assure you that third parties will not infringe on or misappropriate our rights, imitate our products, or assert rights in, or ownership of, trademarks and other intellectual property rights of ours or in marks that are similar to ours or marks that we license and/or market. In some cases, there may be trademark owners who have prior rights to our marks or to similar marks. Moreover, Russia generally offers less intellectual property protection than in Western Europe or North America. We are currently involved in opposition and cancellation proceedings with respect to marks similar to some of our brands and other proceedings, both in the U.S. and elsewhere. If we are unable to protect our intellectual property rights against infringement or misappropriation, or if others assert rights in or seek to invalidate our intellectual property rights, this could materially harm our future financial results and our ability to develop our business.

Our import contracts may be terminated.

As a leading importer of major international brands of alcoholic beverages in Poland and Hungary, we have been working with the same suppliers in those countries for many years and either have verbal understandings or written distribution agreements with them. In addition, we have recently acquired distribution contracts in Russia through our acquisition of Whitehall. Where a written agreement is in place, it is usually valid for between one and five years and is terminable by either party on three to six months’ notice.

Although we believe we are currently in compliance with the terms and conditions of our import and distribution agreements, there is no assurance that all our import agreements will continue to be renewed on a regular basis, or that, if they are terminated, we will be able to replace them with alternative arrangements with other suppliers. Moreover, our ability to continue to distribute imported products on an exclusive basis depends on some factors which are out of our control, such as ongoing consolidation in the wine, beer and spirit industry worldwide, or producers’ decisions from time to time to change their distribution channels, including in the markets in which we operate.

Our results of operations and financial condition may be adversely affected if we undertake acquisitions of businesses that do not perform as we expect or that are difficult for us to integrate.

At any particular time, we may be in various stages of assessment, discussion and negotiation with regard to one or more potential acquisitions, not all of which will be consummated. We make public disclosure of pending and completed acquisitions when appropriate and required by applicable securities laws and regulations.

Acquisitions involve numerous risks and uncertainties. If we complete one or more acquisitions, our results of operations and financial condition may be affected by a number of factors, including: the failure of the acquired businesses to achieve the financial results we have projected in either the near or long term; the assumption of unknown liabilities; the fair value of assets acquired and liabilities assumed; the difficulties of imposing adequate financial and operating controls on the acquired companies and their management and the potential liabilities that might arise pending the imposition of adequate controls; the challenges of preparing and consolidating financial statements of acquired companies in a timely manner; the difficulties in integration of the operations, technologies, services and products of the acquired companies; and the failure to achieve the strategic objectives of these acquisitions. In addition, we may acquire a significant, but non-controlling, stake in a business, which could expose us to the risk of decisions taken by the acquired business’ controlling shareholder. For example, we do not currently have a majority of the voting power in Whitehall and until we receive prior consent from the FAS in Russia of this offering, the net proceeds of which will be used to purchase Lion Capital’s equity interest in, we will not have a majority of the voting power of Russian Alcohol. Although we have negotiated contractual rights to board representation and other matters of corporate governance, we are subject to decisions of the controlling shareholder in a way that we are not with our subsidiaries that we wholly-own or control and cannot assure you that our contractual rights will in all instances be sufficient to protect our interests.

Acquisitions in developing economies, such as Russia, involve unique risks in addition to those mentioned above, including those related to integration of operations across different cultures and languages, currency risks and the particular economic, political, and regulatory risks associated with specific countries.

Future acquisitions or mergers may result in a need to issue additional equity securities, spend our cash, or incur debt, liabilities or amortization expenses related to intangible assets, any of which could reduce our profitability.

Sustained periods of high inflation in Russia may materially adversely affect our business there.

Russia has experienced periods of high levels of inflation since the early 1990s. Despite the fact that inflation has remained relatively stable in Russia during the past few years, our profit margins from our Russian business could be adversely affected if we are unable to sufficiently increase our prices to offset any significant future increase in the inflation rate.

We may be unable to obtain the regulatory approvals required to complete our acquisition of Russian Alcohol.

Our transaction with Russian Alcohol is subject to prior consent from the FAS, the Antimonopoly Committee of Ukraine, and any other relevant jurisdiction requiring such approval. We plan to file an application for prior consent with FAS and we plan to contact authorities in other jurisdictions in order to seek the relevant antitrust approval. There can be no assurance that we will obtain required approvals from FAS or other governmental authorities under competition and antitrust laws on a timely basis, if at all, which could, among other things, delay or prevent us from completing the transaction, otherwise restrict our ability to realize the expected financial or strategic goals of the acquisition or have other adverse effects on our current business and operations. Our intention is to have Carey Agri acquire part of Russian Alcohol, which will require an exchange permit from the National Bank of Poland. We have applied for this permit.

We may fail to realize the anticipated benefits of the Russian Alcohol Transaction

The success of the Russian Alcohol transaction will depend on, among other things, our ability to realize anticipated cost savings and our ability to combine the businesses of the Company and Russian Alcohol in a manner that does not materially disrupt existing relationships or otherwise result in decreased productivity. If we are unable to achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

The Company and Russian Alcohol operate independently and we expect this will continue until we receive prior consent to the Russian Alcohol transaction from the FAS. It is possible that, once it is commenced, the integration process could result in the loss of key employees, the disruption of our or Russian Alcohol’s ongoing businesses or inconsistencies in standards, controls, procedures or policies that could adversely affect our ability to maintain relationships with third parties and employees or to achieve the anticipated benefits of the transaction. To realize the benefits of the transaction, we must retain Russian Alcohol’s key employees. Among other things, in order to realize the anticipated benefits of the merger we must identify and eliminate redundant operations and assets across a geographically dispersed organization.

Integration efforts between the two companies could also divert management attention and resources. An inability to realize the full extent of, or any of, the anticipated benefits of the transaction, as well as any delays encountered in the integration process, could have an adverse effect on the Company.

In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual cost synergies, if achieved at all, may be lower than we expect and may take longer to achieve than we anticipate. If we are not able to adequately address these challenges, the Company may be unable to successfully integrate the operations of Russian Alcohol, or to realize the anticipated benefits of the integration of the two companies.

The developing legal system in Russia creates a number of uncertainties that could adversely affect our Russian business.

Russia is still developing the legal framework required to support a market economy, which creates uncertainty relating to our Russian business. We have limited experience operating in Russia, which could increase our vulnerability to the risks relating to these uncertainties. Risks related to the developing legal system in Russia include:

•	inconsistencies between and among the Constitution, federal and regional laws, presidential decrees and governmental, ministerial and local orders, decisions, resolutions and other acts;

•	conflicting local, regional and federal rules and regulations;

•	the lack of judicial and administrative guidance on interpreting legislation;

•	the relative inexperience of judges and courts in interpreting legislation;

•	the lack of an independent judiciary;

•

a high degree of discretion on the part of governmental authorities, which could result in arbitrary or selective actions against us, including suspension or termination of licenses we need to operate in Russia;

•	poorly developed bankruptcy procedures that are subject to abuse; and

•	incidents or periods of high crime or corruption that could disrupt our ability to conduct our business effectively.

The recent nature of much of Russian legislation, the lack of consensus about the scope, content and pace of economic and political reform and the rapid evolution of this legal system in ways that may not always coincide with market developments place the enforceability and underlying constitutionality of laws in doubt and result in ambiguities, inconsistencies and anomalies. Any of these factors could adversely affect our Russian business.

An unpredictable tax system in Russia gives rise to significant uncertainties and risks that complicate our tax planning and decisions relating to our Russian business.

The tax system in Russia is unpredictable and gives rise to significant uncertainties, which complicate our tax planning and decisions relating to our Russian business. Tax laws in Russia have been in force for a relatively short period of time as compared to tax laws in more developed market economies and we have less experience operating under Russian tax regulations than those of other countries.

Russian companies are subject to a broad range of taxes imposed at the federal, regional and local levels, including but not limited to value added tax, excise duties, profit tax, payroll-related taxes, property taxes, taxes or other liabilities related to transfer pricing and other taxes. Russia’s federal and local tax laws and regulations are subject to frequent change, varying interpretations and inconsistent or unclear enforcement. It is not uncommon for differing opinions regarding legal interpretation to exist both between companies subject to such taxes and the ministries and organizations of the Russian government and between different branches of the Russian government such as the Federal Tax Service and its various local tax inspectorates, resulting in uncertainties and areas of conflict. Tax declarations are subject to review and investigation by a number of tax authorities, which are enabled by law to impose penalties and interest charges. The fact that a tax declaration has been audited by tax authorities does not bar that declaration, or any other tax declaration applicable to that year, from a further tax review by a superior tax authority during a three-year period. As previous audits do not exclude subsequent claims relating to the audited period, the statute of limitations is not entirely effective. In some instances, even though it may potentially be considered unconstitutional, Russian tax authorities have applied certain taxes retroactively. Within the past few years the Russian tax authorities appear to be taking a more aggressive position in their interpretation of the legislation and assessments, and it is possible that transactions and activities that have not been challenged in the past may be challenged. As a result, significant additional taxes, penalties and interest may be assessed. In addition, our Russian business is and will be subject to periodic tax inspections that may result in tax assessments and additional amounts owed by us for prior tax periods. Uncertainty relating to Russian transfer pricing rules could lead tax authorities to impose significant additional tax liabilities as a result of transfer pricing adjustments or other similar claims, and could have a material adverse effect on our Russian businesses and our company as a whole.

Russian Alcohol was not required to comply with the provisions of Sarbanes-Oxley and, therefore, we cannot assure you that the financial results of Russian Alcohol do not contain deficiencies in their control over financial reporting that could lead to a material weakness.

In the second quarter of 2009 we began reporting Russian Alcohol’s financial results on a consolidated basis with ours. However, we will not have legal control of Russian Alcohol until FAS consents to our acquisition of control over Russian Alcohol using the net proceeds from this offering and the concurrent offering of our Senior Secured Notes. As a private company, Russian Alcohol has not historically complied with the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”).

While we have evaluated the financial results of Russian Alcohol, we have not integrated Russian Alcohol’s internal controls with our Sarbanes-Oxley compliant internal controls and cannot ensure that Russian Alcohol’s controls will comply with the rules applicable to U.S. public companies. Therefore, we cannot assure you that the financial results of Russian Alcohol do not contain deficiencies in their control over financial reporting that could lead to a material weakness.

Risks Relating to Our Indebtedness

We require a significant amount of cash to make payments on our Senior Secured Notes and to service our other obligations.

Our ability to make payments on or repay our indebtedness will depend on our future operating performance and ability to generate sufficient cash. This depends, to some extent, on general economic, financial, competitive, market, legislative, regulatory and other factors discussed in these “Risk Factors,” many of which are beyond our control.

Historically, we met our debt service and other cash requirements with cash flows from operations and our existing revolving credit facilities. As a result of certain acquisitions and related financing transactions, however, our debt service requirements have increased significantly. We cannot assure you that our business will generate sufficient cash flows from operating activities, or that future debt and equity financing will be available to us in an amount sufficient to enable us to pay our debts when due or to fund our other financing needs.

As adjusted to give effect to the issuance of our common stock in this offering and the issuance of our Senior Secured Notes in the concurrent offering and the application of the proceeds therefrom, our indebtedness under the Senior Secured Notes, the convertible senior notes, other credit facilities and capital leases would amount to $1,373 million.

If our future cash flows from operations and other capital resources are insufficient to pay our obligations as they mature or to fund our liquidity needs, we may be forced to:

•	reduce or delay our business activities and capital expenditures;

•	sell assets;

•	obtain additional debt or equity capital; or

•	restructure or refinance all or a portion of our debt, including our Senior Secured Notes, on or before maturity.

The above factors all contain an inherent execution risk. In addition, under the terms of our agreements relating to our acquisition of Parliament, we are obligated to deliver remaining consideration of $6,788,098 to White Horse Intervest Limited upon the consummation of certain reorganization transactions specified in our agreements.

In addition, the terms of the Indenture governing our Senior Secured Notes limit our ability to pursue any of these alternatives. If we obtain additional debt financing, the related risks we now face would intensify.

Furthermore, significant changes in market liquidity conditions resulting in a tightening in the credit markets and a reduction in the availability of debt and equity capital could impact our access to funding and our related funding costs, which could materially and adversely affect our ability to obtain and manage liquidity, to obtain additional capital and to restructure or refinance any of our existing debt.

We are subject to restrictive debt covenants.

The indenture governing our Senior Secured Notes and the agreements governing our senior credit facilities contain, and other financing arrangements we enter into in the future may contain, provisions that limit our ability and the ability of our subsidiaries to enter into certain transactions, including the ability to make certain payments, including dividends or other cash distributions; incur or guarantee additional indebtedness and issue preferred stock; make certain investments; prepay or redeem subordinated debt or equity; create certain liens or enter into sale and leaseback transactions; engage in certain transactions with affiliates; sell assets or consolidate or merge with or into other companies; issue or sell share capital of certain subsidiaries; and enter into other lines of business. These restrictions could limit our ability to engage in activities that may be in our long-term best interests.

Risks Related to Our Common Stock

The price of our common stock historically has been volatile. This volatility may affect the price at which you could sell your common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock.

The sale price for our common stock has varied between a high of $46.52 and a low of $5.97 in the twelve month period ended September 30, 2009. This volatility may affect the price at which you could sell the common stock and the sale of substantial amounts of our common stock could adversely affect the price of our common stock. Our stock price is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including the other factors discussed in “Risks Related to Our Business” and in the documents we have incorporated by reference into this prospectus supplement; variations in our quarterly operating results from our expectations or those of securities analysts or investors; downward revisions in securities analysts’ estimates; and announcement by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments.

In addition, the sale of substantial amounts of our common stock, or the perception that these sales may occur, could adversely impact its price. As of November 6, 2009, we had outstanding 58,211,236 shares of our common stock and options to purchase approximately 1,483,127 shares of our common stock (of which approximately 1,053,125 were exercisable as of that date). We also had outstanding approximately 81,734 restricted stock units as of November 6, 2009, none of which were exercisable. As a result of our acquisition of Botapol Holding B.V., which we completed on August 17, 2005, Takirra Investment Corporation N.V. as of November 10, 2009 owned a total of 2,537,128 shares or 4.38% of our common stock outstanding. Takirra Investment Corporation N.V. has the right to cause us to register resale of the shares of our common stock that it owns or to include its shares in future registration statements filed by us with the SEC. We have filed a registration statement relating to these shares with the SEC. Pursuant to that registration statement, Takirra Investment Corporation N.V. will be able to sell its shares to the public in the United States.

Further, as a result of our acquisition of 85% of the share capital of Copecresto Enterprises Limited, which we completed on March 13, 2008, White Horse Intervest Limited as of November 10, 2009 owned a total of 2,238,806 shares or 3.86% of our common stock outstanding. White Horse Intervest Limited has the right to cause us to register resale of the shares of our common stock that it owns or to include its shares in future registration statements filed by us with the SEC.

Delaware law and provisions in our charter documents may impede or discourage a takeover, which could cause the market price of our shares to decline.

We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders. In addition, our board of directors has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock. The ability of our board of directors to create and issue a new series of preferred stock and certain provisions of Delaware law and our certificate of incorporation and bylaws could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock, which, under certain circumstances, could reduce the market price of our common stock. See “Description of Capital Stock.”

We do not intend to pay cash dividends on our common stock in the foreseeable future.

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future.

Enforcing legal liability against us and our directors and officers might be difficult.

We are organized under the laws of the State of Delaware of the United States. Therefore, investors are able to effect service of process in the United States upon us and may be able to effect service of process upon our directors and executive officers. We are a holding company, however, and substantially all of our operating assets are located in Poland, Russia and Hungary. Further, most of our directors and executive officers, and those of most of our subsidiaries, are non-residents of the United States, and our assets and the assets of our directors and executive officers are located outside the United States. As a result, you may not be able to enforce against our assets (or those of certain of our directors or executive officers) judgments of United States courts predicated upon the civil liability provisions of United States laws, including federal securities laws of the United States. In addition, awards of punitive damages in actions brought in the United States or elsewhere may not be enforceable in Poland or Russia.

The shares sold in this offering will not be listed on the Warsaw Stock Exchange for a substantial period of time following this offering.

We intend to apply with the relevant Polish authorities for dematerialization with the National Depository for Securities and listing of the shares sold in this offering on the Warsaw Stock Exchange, or WSE, together with all other of our outstanding shares that have not been introduced to listing on the WSE. We do not expect to commence such listing process, however, until late 2010 to coincide with the publication of our quarterly report for the second quarter ended June 30, 2010. Once commenced, such listing process will require, among other things, the preparation of a separate prospectus in accordance with Polish law and will not be completed for a substantial period of time, if at all. As at the date of this prospectus supplement 31,237,188 of our shares have been approved for listing on the WSE, which represents approximately 46% of our shares that we expect will be outstanding after the completion of this offering, or approximately 45.5% if the underwriters’ over-allotment option is exercised in full. Therefore, as of the date of this prospectus supplement the number of shares admitted to trading on the WSE is significantly lower than the number of shares listed on the Nasdaq Global Select Market. The shares sold in this offering will be marked with the same ISIN code as all other of our outstanding shares listed on the NASDAQ Global Select Market and WSE.

The following disclosure updates the disclosure contained in “Part I – Item 1. Business” in the 2008 Form 10-K. The following is taken directly from the Prospectus Supplement.

Overview

We are the largest producer of vodka in the world and Central and Eastern Europe’s largest integrated spirit beverages business, measured by total volume, with approximately 30.1 million nine-liter cases produced and sold in 2008. Our business primarily involves the production and sale of our own spirit brands (principally vodka), the importation on an exclusive basis of a wide variety of spirits, wines and beers and the distribution of alcoholic beverages. Our primary operations are conducted in Poland, Russia and Hungary. We have eight manufacturing facilities located in Poland and Russia, and a total sales force of more than 3,300 employees.

In Poland, we are the largest vodka producer with a brand portfolio that includes Absolwent, Zubrówka, Bols, Palace and Soplica brands, each of which we produce at our Polish distilleries. Absolwent and Bols are the top-selling vodkas in the mainstream and premium segments, respectively, in Poland.

We are also the largest vodka producer in Russia, the world’s largest vodka market. Our Green Mark brand is the top-selling mainstream vodka in Russia and the second-largest vodka brand by volume in the world and our Parliament and Zhuravli brands are the two top-selling sub-premium vodkas in Russia. We also produce and distribute Royal, the top-selling vodka in Hungary. We believe the strength of our brands is a key component to the success of our company. For the year ended December 31, 2008, on a pro forma basis after giving effect to the consolidation of the Russian Alcohol Group (referred to herein as Russian Alcohol), our Polish and Russian operations would have accounted for 58.6% and 39.4% of our revenues and 49.3% and 47.7% of our operating profit, respectively.

We are a leading importer of spirits, wines and beers in Poland, Russia and Hungary, and we generally seek to develop a complete portfolio of premium imported wines and spirits in each of the markets we serve. We maintain exclusive import contracts for a number of internationally recognized brands, including Jim Beam Bourbon, Campari, Jägermeister, Remy Martin Cognac, Guinness, Corona, Budvar, E&J Gallo wines, Carlo Rossi wines, Sutter Home wines, Metaxa Brandy, Sierra Tequila, Teacher’s Whisky, Cinzano, Old Smuggler, Grant’s Whisky and Concha y Toro wines. We are also the largest distributor of alcoholic beverages in Poland, with a broad nationwide distribution network and extensive brand portfolio.

Our strong market position and broad portfolio of brands in Poland, and our platform for further expansion in the Russian spirit market established through our recent acquisitions in Russia, are two of our key competitive strengths, which we believe will enhance our position as Central and Eastern Europe’s largest integrated spirit beverage business. Through the integration of Russian Alcohol and Parliament businesses, we expect to generate significant synergies.

In addition to our operations in Poland, Russia and Hungary, our three primary markets, we have distribution agreements for our vodka brands in a number of key export markets including the United States, Japan, the United Kingdom, France and many other Western European countries. In 2008, exports represented 1.5% of our sales by value.

Competitive Strengths

Strong market position in Poland.    We are a leading producer and importer of alcoholic beverages in Poland. Our brand portfolio includes top-selling brands that we produce as well as brands which we import on an exclusive basis. We also distribute a wide range of locally produced alcoholic beverages. Our broad portfolio of products, which includes over 700 brands of alcoholic beverages, allows us to address a wide range of consumer tastes and trends as well as wholesaler needs. Our economy brands have benefited recently from challenging economic conditions, while our premium and mainstream brands, including Absolwent and Bols, enable us to benefit from long-term premiumization trends taking place with Polish consumers. Our portfolio of top selling vodka brands and leading import brands also provides us with bargaining power in our dealings with large retail chains. Additionally, our distribution infrastructure provides us with the distribution leverage to serve independent retailers and on-trade locations.

Solid platform for further expansion in the fragmented Russian spirits market.    We are the largest vodka producer in Russia, producing approximately 20 million nine-liter cases in 2008. With the acquisition of Parliament, Whitehall and Russian Alcohol, we have a large portfolio of alcoholic beverages, including Green Mark, the top-selling mainstream vodka brand in Russia and the second largest vodka brand by volume in the world, and Parliament and Zhuravli, the two top-selling sub-premium vodka brands in Russia. These brands are supported by a combined sales force of approximately 2,700 people, which we believe is the largest sales force in Russia. We believe our combined size and the geographic coverage of our sales force will contribute to market share gains and enable us to benefit from ongoing consolidation in the Russian spirits market. Furthermore, we believe we have the necessary infrastructure to take advantage of growth opportunities with minimal additional costs.

Russian Alcohol’s approximately 2,400 person sales force includes more than 1,400 people allocated to Exclusive Sales Teams, or ESTs. ESTs are employed by wholesalers that carry Russian Alcohol’s products but focus exclusively on the merchandising, marketing and sale of the Russian Alcohol product portfolio. Because spirits advertising is heavily regulated in Russia, we believe that this structure provides us with meaningful marketing benefits as it allows us to maintain direct relationships with retailers and to ensure that our products receive prominent shelf space. Wholesalers who employ our ESTs are solely compensated through a rebate on purchases of our Russian Alcohol brands. This arrangement enables us to maintain an expansive and exclusive sales force covering all regions of Russia with no associated fixed overhead costs.

Attractive import platform for international spirit companies to market and sell products in Poland, Russia and Hungary.    Our existing import platform, under which we are the exclusive importer of numerous brands of spirits, wines and beers into each of our core markets, combined with our sales and marketing organizations in Poland, Russia and Hungary provide us with an opportunity to continue to expand our import portfolio. We believe we are well positioned to serve the needs of other international spirit companies that wish to sell products in these markets but lack the necessary distribution network and sales experience.

Attractive market dynamics.    We believe that a combination of factors make Poland and Russia attractive markets for companies involved in the alcoholic beverage industry.

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Russia and Poland rank as the largest and fourth-largest markets for vodka in the world, respectively, by volume, and vodka accounts for over 70% of all spirits consumed in both markets. Wine and beer consumption have also increased in both Poland and Russia, and we believe spirits sales value in both markets will continue to grow. As the largest producer of vodka and a leading importer of wine and beer in both countries, we are well positioned to service demand in our markets.

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We believe that consumers in Poland and Russia increasingly demand a wider range of wine and spirits from mainstream to premium, both domestically produced and imported, and we are well positioned to meet that demand in the coming years with top-selling brands in the domestic vodka mainstream and sub-premium categories. Additionally, we believe that, unlike many of our competitors, we are well positioned to meet that demand with the combination of our market-leading domestically produced products and our exclusive import portfolio.

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In Poland and Russia, we believe, based on industry statistics and our own experience, that approximately 60-65% of vodka sales are still made through the so-called “traditional trade,” which consists primarily of smaller independently owned stores. The traditional trade provides our primary source of sales, which we serve in Poland through our nation-wide next day distribution platform. In Russia, we believe our large, dedicated sales force, which includes both a traditional sales force and ESTs, gives us a competitive advantage over our competitors in a fragmented wholesaler and retailer environment.

Professional and experienced management team.    Our management team, led by William Carey, has over 35 years of experience in the alcoholic beverages industry and has executed and integrated over 20 acquisitions within Poland, Russia and Hungary over the past ten years.

Growth Strategies

Realize synergies through the consolidation of our Russian businesses.    We have acquired three of the leading spirit and wine businesses in Russia. With our acquisitions of Parliament and Russian Alcohol, we have the leading overall vodka position as well as the leading mainstream and sub-premium brands in Russia. Through our acquisition of Whitehall, we have a leading import portfolio in Russia. We intend to integrate our Russian businesses, which are currently managed separately, in order to better leverage our management expertise and business relationships and also to take advantage of cross selling opportunities. We believe that opportunities exist to improve operational profitability in Russia by eliminating operating cost overlap between the companies. In addition, by combining our market leading Russian brands with Whitehall’s exclusive import portfolio, and leveraging the combined sales and distribution system of Parliament and Russian Alcohol, we believe we will be able to enhance our leading market position in Russia.

Capitalize on the Russian market consolidation.    The Russian vodka market is currently fragmented, and we believe we have the necessary resources to take market share from struggling competitors. We estimate the top five vodka producers in Russia accounted for only 49% of the total market share in 2008 as compared to 87% in Poland. We believe, based on our experience of consolidation trends in Poland, that the combined market share of the top five vodka producers in Russia could increase from 49% to 70-80% in the next three to five years as the Russian market continues to consolidate. In 2008, our Russian businesses organically increased their market share in Russia from approximately 14% to 17%. We intend to capitalize on our leading brand position, our expansive sales and distribution network and the impact of the current economic situation to expand our market share in Russia.

Develop our portfolio of exclusive import brands.    In addition to the development of our own brands, our strategy is to be the leading importer of wines and spirits in the markets where we operate. Within Poland, we have already developed an extensive wine and spirit import portfolio. In Russia, we intend to capitalize on the import platform of Whitehall and the combined sales and marketing strength of Parliament and Russian Alcohol by developing new import opportunities and capitalizing on the overall growth in imports. In 2009, we have begun to import several new brands to Russia, including DeKuyper, Jose Cuervo, Gallo and Borco and have also expanded our exclusive Polish import relationship with Campari to include Hungary.

Continue to focus on sales of our domestic and export brands and exclusive import brands.    Within Poland and Hungary, we look to continue to leverage the strength of our existing and long-standing sales and distribution networks to support our higher margin, owned and exclusive import brands. We also intend to seek new export opportunities for our vodka brands, such as Zubrówka, through new export package launches and product extensions. We are also in the process of completing an extensive program to develop new packaging and marketing programs for Bols, Zubrówka, Absolwent, Royal and Palace vodka in our core markets.

Poland

Operations.    In Poland, we are the largest vodka producer by value, the leading importer of spirits, wine and beer and the leading distributor of alcoholic beverages by value. For the last twelve months ended September 30, 2009, we had a 27% market share in Poland. Our brand portfolio includes the top-selling premium and mainstream vodkas as well as a variety of leading import brands.

Industry Overview.    Poland is the fourth largest market in the world for the consumption of vodka by volume and among the top 25 markets for total alcohol consumption worldwide. The total sales value of the spirits market in Poland was estimated by Euromonitor International to be approximately $5.6 billion in 2008, which was an increase of approximately 6% compared to 2007.

The Polish spirit market is highly competitive with both privately-owned and state-owned spirit producers. Domestic vodka brands dominate the vodka market in Poland with approximately 96% of total market share in 2008. The Polish vodka market consists of four main segments: top premium, premium, mainstream and economy, which accounted for approximately 7.4%, 21.2%, 45.6% and 26.1% of total sales value, respectively, in 2008. We expect the mainstream segment, which is currently the largest, to continue to lead the Polish vodka market. Sales in the economy segment have generally declined over the past four years evidencing a general trend in consumer preference towards the higher priced mainstream and premium segments. Though vodka brands compete against each other from segment to segment, most competition is within each segment. We have a presence in each category and have four of the top ten selling vodka brands in Poland, which we believe positions us to compete effectively in all four segments.

During 2009, we have experienced lower sales growth in Poland, reflecting the soft consumer environment due to the global and regional economic crisis. In addition, we believe that an increase in excise taxes in Poland that became effective on January 1, 2009 caused sales to be higher in late 2008 and subsequently lower in early 2009, in each case relative to historic comparable periods.

Production.    We are the largest vodka producer by value and volume in Poland, and we produced and sold approximately 10.1 million nine-liter cases of vodka in 2008. We own two production facilities in Poland through which we produce and sell vodka in each of the four main vodka segments: top premium, premium, mainstream and economy. In our Polmos Białystok distillery, we produce Absolwent, the number one selling vodka in Poland for the last eight years, and Zubrówka, the number two selling flavored vodka in Poland. In our Bols distillery, we produce Bols, the number one selling premium vodka in Poland, and Soplica, which has consistently been one of the top ten mainstream selling vodkas in Poland.

Import Activities.    In Poland, we are the leading importer of spirits, wine and beer and currently import on an exclusive basis approximately 40 leading brands of spirits (e.g., Skyy, Cointreau, Jim Beam, Glenfiddich, Metaxa, Campari and Jägermeister), wine from over 40 producers (e.g. Gallo, Carlo Rossi and Concha y Toro) and five brands of beer (e.g., Guinness and Corona). Over the past four years, our Polish import business has grown at an average annual rate of 20% in terms of sales value, primarily as a result of increased demand for premium imported spirits.

Distribution.    In Poland, we are the leading national distributor of alcoholic beverages by value, and we believe we offer one of the broadest portfolios of alcoholic beverages with over 700 brands. We operate the largest nationwide delivery service, and we provide next-day delivery through our 19 distribution centers, 124 satellite branches and fleet of delivery trucks. Our distribution business consists of approximately 50% of our own products. We believe that we are the leading distributor in the country in each category of alcoholic beverages we distribute, with the exception of domestic beer.

Russia

We have historically conducted our operations in Poland and Hungary. Beginning in early 2008, we have gradually increased our activities in the Russian spirits markets. Through the strategic acquisitions of Parliament, Whitehall and Russian Alcohol, we are now the largest vodka producer in Russia, the world’s largest market for vodka consumption by volume. Our brand portfolio includes the top-selling sub-premium and mainstream brands as well as exclusive import brands of premium spirits and wines, and we believe we are well positioned to take advantage of continued growth opportunities.

Recent Acquisitions.    On March 13, 2008, we acquired 85% of the share capital of Copecresto Enterprises Limited, a Cypriot company (referred to as Parliament), and we acquired the remaining 15% of its share capital on September 25, 2009. Parliament owns various alcoholic beverage production and distribution assets in Russia, including the Parliament vodka brand, which is a top selling sub-premium vodka brand in Russia.

On May 23, 2008, we acquired shares representing 50% minus one vote of the voting power, and 75% of the economic interests, in Peulla Enterprises Limited (referred to as Whitehall), and we acquired an additional 5% of the economic interests earlier this year. Whitehall is a leading importer of premium spirits and wines in Russia. Through its joint venture with Moet Hennessy International, Whitehall imports and distributes in Russia the Hennessy, Dom Perignon, Moet & Chandon and Veuve Cliquot brands, as well as other brands from the Moet Hennessy portfolio. Whitehall is contractually required under its shareholders’ agreement to distribute annually at least 90% of its legally distributable profits to its shareholders. Whitehall’s results have been consolidated with ours in our consolidated financial statements but is not considered a “subsidiary” for purposes of the indenture governing the Senior Secured Notes as we do not have voting control over its shares.

On July 9, 2008, we and Lion Capital LLP, which we refer to as Lion Capital, together with certain other investors, acquired 100% of the outstanding equity of Russian Alcohol. We acquired an indirect equity stake in Russian Alcohol of approximately 42%, and Lion Capital acquired substantially all of the remainder of the equity of Russian Alcohol. On April 24, 2009, we agreed with Lion Capital to replace the prior agreements between us and Lion Capital with new agreements, giving us the ability, through a multi-stage equity purchase, to acquire over the next five years (including 2009), all of the equity interests in Russian Alcohol held by Lion Capital. As a result, Russian Alcohol’s financial results have been consolidated with ours as of the second quarter of 2009. On

August 3, 2009 and October 30, 2009, pursuant to these new agreements, we acquired additional indirect equity interests in Russian Alcohol giving us a total indirect ownership interest in Russian Alcohol of 59%. On November 9, 2009, we entered into an agreement with Lion Capital and Kylemore International Invest Corp., an indirect minority stockholder of Russian Alcohol, for the acquisition of Kylemore’s indirect equity interests in Russian Alcohol. We will use the proceeds from this offering and our concurrent offering of Senior Secured Notes to acquire 100% of Russian Alcohol. See “The Russian Alcohol Transaction.”

Russian Alcohol is the largest vodka producer in Russia with 2008 volume in excess of 16.0 million nine-liter cases. Russian Alcohol’s product portfolio includes the top-selling Green Mark and Zhuravli brands.

Collectively, our Russian production businesses represent 17% of the market by volume in 2008, making us the largest spirits company in the country, and we believe they provide us with the necessary components to execute our Russian growth strategy, including realizing synergies through the consolidation of our Russian businesses and capitalizing on the Russian market consolidation.

Industry Overview.    Russia is the largest market in the world for the consumption of vodka by volume and, like Poland, is among the top 25 markets for total alcohol consumption worldwide. The total spirits market in Russia was estimated by Euromonitor International to be approximately $21.1 billion in 2008. Vodka represented approximately 70% of the sales value of the total Russian spirits market in 2008. Over the past five years, the Russian vodka market grew by 6.8% per annum according to Euromonitor International. Based on these historical growth rates, we believe that the sales value of the Russian vodka market will grow steadily in the coming years.

In addition to the four main vodka segments, the Russian market includes a sub-premium segment, which consists of brands priced between the premium and mainstream segments, and a base segment. The top premium and premium segments also increased to a joint share of 1.3%. We believe that overall volume in Russia will decline as consumers shift away from lower priced economy products to vodkas in the mainstream and sub-premium categories. We believe that our brands are well positioned for growth over the next few years due to their strong market shares in these categories.

The Russian vodka market is fragmented, with the top five producers having a combined market share of approximately 49% as of September 30, 2009. This share has increased from 2007 when the top five producers had approximately 28% market share. Sector consolidation has been ongoing in recent years. The number of vodka producers on the market has halved over the last five years, and the number of licensed vodka and other spirits manufacturers has dropped from 351 in 2006 to 240 in 2008. The Russian vodka market is well protected from foreign competition and imports, mainly due to efficient mass production, limited advertising and high logistics costs, making it difficult for foreign brands to compete with local producers.

We believe we are well positioned to continue to gain market share in 2009 as we have the leading brands by volume and value in the mainstream and sub-premium categories, dedicated ESTs in place, and experienced management not only at the corporate level but also at the operating level. In addition, the Russian government has adopted restrictive policies on the advertising of spirits, which make it difficult for any competitor to increase market share by out-spending its rivals, further emphasizing the importance of our sales force.

Production.    Through our four production facilities in Russia, we produce and sell the two top-selling sub-premium vodka brands, Parliament and Zhuravli, respectively. Our Russian brand portfolio also includes Green Mark, which is the top-selling mainstream vodka brand in Russia and the second largest vodka brand by volume in the world. In 2008, Russian Alcohol was the largest vodka producer in Russia with sales volume in excess of 16 million nine-liter cases. Through our acquisition of Russian Alcohol, as well as Parliament and Whitehall, we are now the largest vodka producer in Russia.

Import Activities.    In Russia, we have exclusive rights, through our investment in the Whitehall joint venture with Moet Hennessy, to import and distribute a number of brands of spirits and wines, including the Moet Hennessy portfolio. Over the past 5 years, our Russian import business has grown at an average annual rate of 20% in terms of sales value, as a result of increased demand for premium imported spirits. In addition to our existing import contracts, within the last six months we have entered into exclusive agreements to import the DeKuyper, Jose Cuervo, Gallo and Borco portfolio of brands in Russia.

Distribution.    In Russia, we currently have no direct distribution infrastructure and instead rely on third-party wholesalers to reach certain outlets. However, with the acquisition and ongoing consolidation of our Russian businesses, we intend to leverage our acquired distribution capabilities to seek additional opportunities throughout Russia, both for the brands we produce and our exclusive import brands.

Hungary

We have a wide brand portfolio in Hungary with the number-one leading brands in the vodka, bitter and imported brandy categories, as well as top three brands in the whisky, tequila and liqueur categories. Royal vodka and Bols vodka, both of which we produce in Poland and sell in Hungary, are currently the number one selling vodka and the number two selling vodka by volume and import volume, respectively, with market shares of approximately 31% and 14.4%, in 2008 in their respective markets (according to the International Wine and Spirit Record).

In Hungary, we are the biggest importer of spirits and are the exclusive importer of Jägermeister, Metaxa, Jose Cuervo, Cognac Remy Martin, and many others. Jägermeister is the top-selling bitter in Hungary, which is the third-largest market for sales of the brand. Our business in Hungary represented 2.4% of our total sales value in 2008.

Export Activities

Our export business currently represents 1% of our overall sales value. Our primary export is Zubrówka, which is exported from Poland to the United States, the United Kingdom, Japan, France and over 30 other markets, with plans to enter a number of new markets in 2010. Zubrówka is the top premium vodka in the French market. Another key export brand, Absolwent (Graduate in export), is showing double digit growth in its key markets of the United Kingdom, Ireland, the United States and Japan. Parliament is also one of the leading export brands in Western Europe with sales of over 200,000 nine-liter cases.

Our export team has also assumed responsibility for Parliament vodka. The brand is well established within the CIS countries and is currently exported to a number of European Union markets, with Germany being the most important export market by volume and value. CEDC has also become a supplier of choice for both private label brands and high quality bulk spirit. Customers range from major retail chains in Europe, to premium brand owners in the United States.

Sales and Marketing

As of September 30, 2009, we had approximately 3,100, 4,200 and 50 full time employees and 650, 2,700 and 20 salespeople in each of Poland, Russia and Hungary, respectively, most of which are involved in the distribution and marketing of our products.

In Poland, beginning in 2006, we implemented a more targeted sales approach by assigning each of our domestically located salespeople to a specific channel: key accounts (hypermarkets, discount stores and gas stations), on-trade accounts (bars, restaurants and hotels) or traditional trade accounts.

The hypermarket and discount channels require a dedicated national sales team to handle their specific requirements. This team is responsible for promoting our brands in national chains by implementing “below-the-line activities,” such as price promotions and pallet displays. The use of a national on-trade-only sales team, the largest sales team of its kind in Poland, working closely with bar, restaurant and hotel owners, provides us with a key opportunity to promote and sell our brands and build brand awareness and brand equity with consumers. This is especially important given the restrictions on media advertising for spirits. The traditional trade sales force continues to focus on the channel in Poland that is dominant in terms of sales volume.

In Russia, we have strong sales teams that sell directly to key retail accounts and rely on third-party distribution through wholesalers to reach the small to medium sized outlets. Our Russian Alcohol business has ESTs that focus exclusively on the merchandising, marketing and sale of the Russian Alcohol product portfolio by maintaining direct relationships with retailers and ensuring that our products receive prominent shelf position. ESTs are employed by wholesalers that carry Russian Alcohol’s products and are indirectly remunerated by Russian Alcohol via discounts granted to wholesalers. More than 1,400 people in ESTs currently cover 36 regions and control deliveries to approximately 28,000 points-of-sale (covering approximately 33% of all points-of-sale in Russia).

In Hungary, we have approximately 20 salespeople who cover primarily on-trade and key account customers throughout the country.

Properties

Our production facilities are comprised of two plants in Poland and six plants in the CIS. In addition, we own five warehousing and distribution sites in various regions of Poland. We lease our corporate offices in Warsaw and Budapest as well as the majority of our 85 warehousing and distribution sites and 45 retail facilities in various regions of Poland. In Russia, we lease more than 10 office, warehouse and retail locations primarily related to the Whitehall business.

Summary of the Russian Alcohol Transaction

On July 9, 2008, we and Lion Capital LLP, together with certain other investors, acquired 100% of the outstanding equity of Russian Alcohol. We acquired an indirect equity stake in Russian Alcohol of approximately 42%, and Lion Capital acquired substantially all of the remainder of the equity. On August 3, 2009, we acquired additional indirect equity interests in Russian Alcohol giving us a total ownership interest of 59.8%. On November 11, 2009, we agreed with Lion Capital that we will have the right, until December 23, 2009, to acquire all of the remaining equity interests in Russian Alcohol. Following completion of this offering, we intend to complete the acquisition of Russian Alcohol in a multi-stage transaction. See “The Russian Alcohol Transaction”.

Concurrent Offering of Senior Secured Notes

Concurrently with this offering of common stock, we are offering through a wholly-owned finance subsidiary approximately $870 million aggregate principal amount of our U.S. dollar and euro-denominated Senior Secured Notes in an offering to institutional investors that will be exempt from registration under the Securities Act. The completion of this offering of common stock is not conditioned upon the completion of the concurrent Senior Secured Notes offering. However, the completion of the concurrent Senior Secured Notes offering is conditioned upon the completion of this offering.

This prospectus supplement is not an offer to sell our Senior Secured Notes and is not a solicitation of offers to buy our Senior Secured Notes.

Our Corporate Information

We were incorporated under the laws of the State of Delaware on September 4, 1997. Our registered office is c/o Corporation Service Company, 2711 Centreville Road, Suite 400, Wilmington, Delaware 19808, USA. Our principal executive office is Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004, USA, and our telephone number is +1 (610) 660-7817.

The following disclosure updates the disclosure contained in “Part I – Item 1. Business – Recent developments” in the 2008 Form 10-K. The following is taken directly from the Prospectus Supplement.

The Russian Alcohol Transaction

On July 9, 2008, we and certain affiliates of Lion Capital, together with certain other investors, acquired 100% of the outstanding equity of Russian Alcohol. We acquired an indirect equity stake in Russian Alcohol of approximately 42%, and Lion Capital acquired substantially all of the remainder of the equity. On April 24, 2009, we replaced certain of the original Russian Alcohol transaction documents with new agreements that would give us the ability, through a multi-stage equity purchase, to acquire over the next five years (including 2009) all of Lion Capital’s equity interests in Russian Alcohol. As a result, Russian Alcohol’s financial results have been consolidated with ours as of the second quarter of 2009. On August 3, 2009, pursuant to these new agreements, we acquired additional indirect equity interests in Russian Alcohol giving us a total ownership interest of 59.8%.

On November 9, 2009, we entered into an agreement with Lion Capital and Kylemore International Invest Corp. (“Kylemore”), an indirect minority stockholder of Russian Alcohol, for the acquisition of Kylemore’s indirect equity interests in Russian Alcohol. On November 10, 2009, we issued to Kylemore 949,034 shares of our common stock, and Kylemore transferred all of its indirect equity interests in Russian Alcohol to Lion/Rally Cayman 6 (“Cayman 6”), a Cayman Islands investment vehicle through which we and Lion Capital own our interests in Russian Alcohol. As a result, we, Lion Capital and certain Co-Investors (as defined below) indirectly own 100% of the equity in Russian Alcohol, and our total indirect equity interest in Russian Alcohol increased to 62.25%. Pursuant to the agreement with Kylemore, on receipt of approval from the FAS for our acquisition of control over Russian Alcohol, we will pay Kylemore $5,000,000, and a further $5,000,000 on February 1, 2011. Also pursuant to this agreement, Petr Levin, one of the original owners of Russian Alcohol, will continue to be involved in the Russian Alcohol business as a non-executive member of the Operating Board of Russian Alcohol and as Chairman of the Board of our Topaz distillery.

On November 11, 2009, we agreed with Lion Capital that we shall have the option, until December 23, 2009, to (i) acquire all of the indirect equity interests in Cayman 6 owned by minority co-investors ELQ Investors II Limited, an affiliate of Goldman Sachs, HVB Capital Partners AG, an affiliate of UniCredit, and Darkalley Holdings Limited, an affiliate of UFG Private Equity (the “Co-Investors”, and the “Co-Investor Option”), and (ii) acquire all of Lion Capital’s equity interest in Cayman 6 (the “Lion Option”).

We can complete the Co-Investor Option at any time between November 23 and December 23, 2009 by giving notice to Lion Capital and making cash payments to Lion Capital of $131,800,000 and €23,650,000. Upon receipt of such payments, the Co-Investors’ indirect equity interests in Russian Alcohol will be retired and our indirect equity interest in Russian Alcohol will increase to 78.13%. In addition, warrants to purchase an aggregate of 1,114,384 shares of our common stock held by Lion Capital and issued under the April 2009 Russian Alcohol transaction documents, will be cancelled. Upon receipt, Lion Capital will distribute our payment to the Co-Investors on the retirement of their indirect interest in Russian Alcohol.

We can complete the Lion Option at any time between November 23 and December 23, 2009, after exercising the Co-Investor Option, by (i) giving notice to Lion Capital, (ii) making a payment to Lion Capital of $184,347,666 and €105,839,852 (together, the “First Lion Payment”), (iii) depositing in an escrow account the amount of $26,366,426 and €56,396,064 (together, the “Second Lion Payment”), which shall be paid to Lion Capital on the earlier of (a) June 1, 2010 and (b) the date of receipt of antimonopoly clearances for our acquisition of Russian Alcohol from the FAS and the Antimonopoly Committee of Ukraine, and (iv) undertaking to pay Lion Capital an additional amount of $10,689,092 and €22,863,269 (together, the “Third Lion Payment”), on June 1, 2010. If we have acquired full control over Russian Alcohol prior to June 1, 2010, as described below, we may make some or all of the Third Lion Payment in shares of our common stock, valued based on the ten day volume weighted average price on May 28, 2010.

Upon receipt of the First Lion Payment, Lion Capital will transfer to us certain equity interests in Cayman 6, collectively representing a 21.87% indirect equity interest in Russian Alcohol. In addition, outstanding warrants to purchase an aggregate of 2,479,979 shares of our common stock, held by Lion Capital, will be cancelled. At that time, Lion Capital also will release its security interest in our shares in Cayman 6.

Upon exercise of the Lion Option, we and Lion Capital will terminate the agreements entered into in April 2009 relating to our investment in Russian Alcohol, and will liquidate certain holding companies. We will also amend the capital structure of Cayman 6 to reclassify all of its ordinary shares and all but one preference share into ordinary shares with no voting rights, which we will own. These ordinary shares will be entitled to 100% of the economic value of Cayman 6, thus we and Carey-Agri will have direct ownership of our investment in Russian Alcohol. The one remaining preference share will have voting rights, and will be held by Lion Capital.

We will have the right to acquire the voting share held by Lion Capital at any time after receipt of all antimonopoly clearances discussed above, and our intention is to acquire the voting share at such time in order to have full control over Russian Alcohol. Until we acquire the voting share, Lion Capital will undertake to operate Russian Alcohol in the ordinary course of business, consistent with its manner of operation at completion of the Lion Option, subject to certain joint control rights in our favor. If we do not obtain antimonopoly clearance, we will continue to have the economic benefit of an investment in Russian Alcohol, but without control.

In the event that we do not make the Third Lion Payment when due, the delayed payment will accrue compound interest at 16% per annum from the due date to the date on which we make the payment. If there is a default under the Senior Secured Notes or other Financial Indebtedness under which more than $40,000,000 is outstanding, after we make the First Lion Payment, the Third Lion Payment shall become immediately due and payable in cash, and the delayed payment will accrue compound interest at 16% per annum from each payment’s due date to the date on which it is finally paid.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Central European Distribution Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

By:	/S/ CHRISTOPHER BIEDERMANN
Christopher Biedermann
Vice President and
Chief Financial Officer

Date: November 12, 2009